Exhibit 16.1


Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

         We were previously principal accountants for EntrePort Corporation, a Florida corporation ("Company") which at the time of our audit was known as Dogwood Tree Capital Corp., and on October 6, 1998 we reported on the financial statements of the Company as of October 5, 1998, December 31, 1997 and December 31, 1996 and for the periods January 1, 1998 to October 5, 1998, for the year ended December 31, 1997 and for the period October 4, 1996 (inception) to December 31, 1996. We have read the Company's statements included under Item 8 of its Annual Report on Form 10-KSB for the year ended December 31, 1999 and we agree with such statements.

                                                     /s/ BARRY L. FRIEDMAN
                                                     ---------------------
                                                     BARRY L. FRIEDMAN